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                                                        EXHIBIT 99.(a)(1)(N)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                               IKOS SYSTEMS, INC.
                                       AT
                              $11.00 NET PER SHARE
                                       BY

                              FRESNO CORPORATION,
                          A WHOLLY-OWNED SUBSIDIARY OF

                          MENTOR GRAPHICS CORPORATION

           THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON TUESDAY, MARCH 26, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                  March 13, 2002
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     This letter relates to the offer being made by Mentor Graphics Corporation, an Oregon corporation ("Mentor"), through Fresno Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Mentor, to purchase all of the issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), of IKOS Systems, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated January 22, 1999, as amended (the "Rights Agreement"), between the Company and Bank Boston, N.A. (the Common Stock and the Rights together are referred to herein as the "Shares"), at a price of $11.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated December 7, 2001 (the "Offer to Purchase"), as amended and supplemented by a Supplement thereto dated March 13, 2002, and the related revised (yellow) Letter of Transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the "Offer").

     The Company has amended the Rights Agreement to provide that neither Mentor Graphics nor any of Mentor Graphics' "affiliates" or "associates," including Purchaser, will be deemed an Acquiring Person, that the Distribution Date will not be deemed to occur and that the Rights will not separate from the Shares as a result of the entering into the Merger Agreement, the commencement of the Offer or the consummation of the Merger.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Supplement to Offer to Purchase dated March 13, 2002 (the "Supplement");

          2. Revised (yellow) Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

          3. Revised (gray) Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Wilmington Trust Company ("the Depositary") by the Expiration Date (as defined in the Supplement);
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          4.  A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5.  Return envelope addressed to the Depositary.

     THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PURCHASER AND ITS AFFILIATES, WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN
SECTION 9 OF THE SUPPLEMENT. THE OFFER IS NOT CONDITIONED UPON MENTOR OR PURCHASER OBTAINING FINANCING.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 26, 2002, UNLESS THE OFFER IS EXTENDED.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares and Rights pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed revised (yellow) Letter of Transmittal or original (blue) Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Tuesday, March 26, 2002.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Depositary at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MENTOR GRAPHICS CORPORATION
                                          FRESNO CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PURCHASER, MENTOR, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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